Exhibit 4.17

SECOND AMENDMENT TO
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
AND CONSENTS

This SECOND AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT AND CONSENTS (this “Amendment”) is dated as of February 19, 2004, and entered into by and among EARLE M. JORGENSEN HOLDING COMPANY, INC., a Delaware corporation (“Holding”), EARLE M. JORGENSEN COMPANY, a Delaware corporation (the “Borrower”), the banks and other financial institutions signatory hereto that are parties as Lenders to the Credit Agreement referred to below (the “Lenders”), and DEUTSCHE BANK TRUST COMPANY AMERICAS (formerly known as Bankers Trust Company), as agent for the Lenders (in such capacity, the “Agent”).

Recitals

Whereas, the Borrower, Holding, the Lenders, the Agent and Deutsche Bank Securities, Inc., as Lead Arranger and Sole Book Runner, have entered into that certain Second Amended and Restated Credit Agreement dated as of March 3, 1993, amended and restated as of March 24, 1998 and further amended and restated as of April 12, 2002, as amended by that certain First Amendment to Second Amended and Restated Credit Agreement and Consent dated as of May 22, 2002 (as so amended, the “Credit Agreement”; capitalized terms used in this Amendment without definition shall have the meanings given such terms in the Credit Agreement); and

Whereas, Holding, the Borrower and its wholly-owned Subsidiary, EMJ Metals LLC, have entered into an Agreement and Plan of Merger and Reorganization, dated as of December 18, 2003, providing for the merger of Holding with and into EMJ Metals LLC, with EMJ Metals LLC surviving and all of the shares of the capital stock of Holding converting into the right to receive shares of common stock of the Borrower;  and

Whereas, Holding and the holder of the Holding Notes and certain of Holding’s stockholders have entered into that certain Exchange Agreement, dated as of December 18, 2003, providing for the exchange of all outstanding Holding Notes, Holding PIK Notes and warrants for shares of the common stock of the Borrower; and

Whereas, the Borrower has requested that the Lenders agree to permit the merger and the exchange of the Holding Notes, Holding PIK Notes and warrants and to amend certain provisions of the Credit Agreement and the Lenders are willing to agree to do so, subject to the conditions and on the terms set forth herein;

Now Therefore, in consideration of the premises and the mutual agreements set forth herein, the Borrower, Holding, the Lenders and the Agent agree as follows:

1.                                       CONSENT TO MERGER AND EXCHANGE OF HOLDING NOTES, HOLDING PIK NOTES AND WARRANTS.  By execution of this Amendment, each Lender hereby consents to (a) the merger of Holding with and into EMJ Metals LLC on the terms set forth in the Agreement and Plan of Merger and Reorganization dated as of December 18, 2003 and (c) the exchange of the Holding Notes, Holding PIK Notes and warrants for shares common stock of the Borrower on the terms set forth in the Exchange Agreement dated as of December 18, 2003, all notwithstanding the restrictions contained in Sections 8.1 and 8.11 of the Credit Agreement.

2.                                       AMENDMENTS TO CREDIT AGREEMENT.  Subject to the conditions and on the terms set forth in this Amendment and in reliance on the representations and warranties of the Borrower and Holding set forth in this Amendment, the Credit Agreement is hereby amended as follows:

2.1                                 Amendments to Definitions.  Section 1.1 of the Credit Agreement is amended as follows:

(a)                                  The definitions of “Change of Control,” “Credit Parties,” “ESOP”, “Expiration Date”, “Fixed Charges”, “Guarantor” and “Permitted Transactions” are deleted in their entirety and replaced with the following:

Change of Control shall mean (x) a “Change of Control” (or any similar term) under and as defined in the Senior Secured Note Documents, (y) the direct or indirect acquisition by any Person, entity or “group” (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934 as amended (the “Exchange Act”)) of beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the outstanding shares of voting stock of the Borrower or, prior to the Merger Effective Time, Holding, other than any such Person, entity or group which is the direct transferee of any of the voting stock of the Borrower or Holding from Kelso & Company and/or its Affiliates, officers and employees of Holding or the Borrower and/or the ESOP so long as Kelso & Company and its Affiliates, officers and employees of Holding or the Borrower and/or the ESOP which owned the voting stock on the Restatement Effective Date continue to own a majority of the voting stock of the Borrower or Holding, as the case may be, or (z) prior to the Merger Effective Time, Holding shall cease to own a majority of the Voting Stock of the Borrower.

Credit Parties shall mean, collectively, the Borrower, EMJ Metals and, prior to the Merger Effective Time, Holding..

ESOP shall mean (i) prior to the Merger Effective Time, The Earle M. Jorgensen Employee Stock Ownership Plan, as in effect on the Restatement Effective Date, and as amended to the extent required by applicable law and as required by the Merger Agreement and (ii) thereafter, the Earle M. Jorgensen Employee Stock Ownership Plan, assumed by the Borrower, and as amended to the extent required by applicable law.

Expiration Date shall mean April 7, 2006.

Fixed Charges for any period shall mean the sum of (i) Interest Expense and (ii) any amounts that the Borrower is required by the DOL Consent Order or Section 9.8(a) of the Merger Agreement to pay to repurchase shares of its capital stock from participants to whom such shares were distributed from the ESOP in excess of the fair market value of such shares as determined pursuant to the most recent annual ESOP appraisal.

Guarantor shall mean, prior to the Merger Effective Time, Holding in its capacity as the guarantor under Article 12 and thereafter shall mean EMJ Metals as the successor by merger to Holding.

Permitted Transactions means: (i) reasonable and customary fees, compensation and benefits paid to officers, directors, employees or consultants of the Borrower or any of its Subsidiaries or their respective Affiliates for services rendered to the Borrower or any such Subsidiary in the ordinary course of business consistent with past practice; (ii) transfers of goods and services by or among the Borrower and its Subsidiaries and their respective Affiliates in the ordinary course of business on fair and reasonable terms, provided, that if any such transaction or series of related transactions involves payment in excess of $3,000,000, the Board of Directors of the Borrower shall determine in good faith by resolution that such transaction is on terms fair and reasonable to the Borrower, (iii) Dividends permitted under Section 8.6; (iv) prior to the Merger Effective Time, transactions pursuant to the Holding Management Agreement (provided that the 5% service fee referred to in Section 5 of the Holding Management Agreement shall not exceed $200,000 per annum) and the Tax Sharing Agreement; (v) any transactions between the Borrower or any Subsidiary and the ESOP and permitted under Sections 8.3 and 8.5; (vi) transactions between Holding, the Borrower or its Subsidiaries (other than Insurance Sub) and Insurance Sub in connection with compliance by the Borrower with Section 7.10 and (vii) the Merger in accordance with the Merger Agreement and the exchange of common stock of the Borrower for the Holding Notes, Holding PIK Notes and warrants in accordance with the Exchange Agreement.

(2)                                  The following new definitions are inserted in proper alphabetical order:

Borrower Stockholders’ Agreement shall mean that certain Stockholders’ Agreement, dated as of the Merger Effective Time, and any extension on substantially the same terms and conditions, among the Borrower, various Affiliates of Kelso & Company, employee stockholders and other investors named therein.

DOL Consent Order shall mean the Consent Order and Release dated January 27, 2003 in connection with Civil Action No. SACV 02-257 DOL (MLGx).

EMJ Metals shall mean EMJ Metals LLC, a Delaware limited liability company and a Wholly-Owned Subsidiary of the Borrower.

Exchange Agreement shall mean that certain Exchange Agreement dated as of December 18, 2003 among Holding, the Borrower, Kelso Investment Associates, L.P., Kelso Equity Partners II, L.P., KIA-III-Earle M. Jorgensen, L.P. and Kelso Investment Associates IV, L.P.

Merger means the merger of Holding with and into EMJ Metals, with EMJ Metals surviving, pursuant to the Merger Agreement.

Merger Agreement means that certain Agreement and Plan of Merger and Reorganization, dated as of December 18, 2003, by and among Holding, the Borrower and EMJ Metals.

Merger Effective Time shall mean the time of filing of a certificate of merger with the Secretary of State of the State of Delaware effecting the Merger.

Reorganization Documents shall mean the Merger Agreement, the Exchange Agreement, the Borrower Stockholders’ Agreement and the Supplemental Indenture No. 1 by and between the Borrower and The Bank of New York, as trustee.

Second Amendment shall mean the Second Amendment to Second Amended and Restated Credit Agreement and Consents dated as of                        , 2004 by and among Holding, the Borrower, the Lenders and the Agent.

Second Amendment Effective Date shall mean the date on which the Second Amendment became effective in accordance with its terms.

2.2                                 Amendment to Section 7.1 (Financial Information).  Clause (a)(i) of Section 7.1 is deleted in its entirety.

2.3                                 Amendment to Section 8.1 (Consolidation, Merger, Sale or Purchase of Assets, etc).  A new clause (e) is added to Section 8.1 of the Credit Agreement to read as follows:

(e)            The Credit Parties may effect the Merger.

2.4                                 Amendment to Sections 8.2, , 8.3, 8.4 and 8.5.  Each of Sections 8.2., 8.3, 8.4 and 8.5 is amended to delete the phrase “Holding will not, and will not permit any of its Subsidiaries to” and to replace it with “Prior to the Merger Effective Time, Holding will not, and after the Merger Effective Time, the Borrower will not, nor will either of them permit any Subsidiary to”.

2.5                                 Amendments to Section 8.6 (Dividends).  Section 8.6 of the Credit Agreement is amended to (i) insert at the beginning of clause (b) “prior to the Merger Effective Time”;

and (ii) add the following new clauses (c) and (d):

(c)  the Borrower may acquire Holding Notes, Holding PIK Notes and warrants of Holding in exchange for the Borrower’s common stock in accordance with the Merger Agreement and the Exchange Agreement;

(d)  after the Merger Effective Time, the Borrower may (i) repurchase shares of its capital stock as required pursuant to the ESOP or pursuant to the Borrower Stockholders’ Agreement, provided that the repurchase price therefor is available to the Borrower from the net proceeds of any benefits paid pursuant to the terms of any life insurance policies covering certain participants in the ESOP and certain other executives of the Borrower, (ii) so long as no Default or Event of Default then exists, (A) pay the repurchase price payable to any officer or employee (or their estates) of the Borrower or any of its Subsidiaries upon death, disability or termination of employment of such officers and employees to the extent provided by the terms of the Borrower Stockholders’ Agreement (including any extension thereof); provided, however, that the aggregate amount of all such repurchases plus any purchases by Holding under Section 8.6(b)(iv)(A) above in any fiscal year of the Borrower shall not exceed $5,000,000, and (B) pay amounts to repurchase shares of its capital stock from participants to whom such shares were distributed from the ESOP as required under the ESOP and the Merger Agreement; provided, however, that any amounts that the Borrower is required by the DOL Consent Order or Section 9.8(a) of the Merger Agreement to pay in excess of the fair market value of such shares as determined pursuant to the most recent annual ESOP appraisal shall be treated as a Fixed Charge.

2.6                                 Amendment to Section 8.7 (Transactions with Affiliates).  Clause (vi) of Section 8.7 of the Credit Agreement is deleted in its entirety and replaced with the following

(vi) cash contributions by the Borrower and its Subsidiaries to the ESOP in an amount not to exceed 10% of their aggregate cash compensation to employees during any fiscal year plus any amounts reinvested by the ESOP prior to the Merger Effective Time in capital stock of Holding and contributed to the Borrower or, after the Merger Effective Time, in capital stock of the Borrower,

2.7                                 Amendment to Section 8.8 (Changes in Business).  A new clause (d) is added to Section 8.8 of the Credit Agreement to read as follows:

(d)  EMJ Metals shall not engage in any business.

2.8                                 Amendment to Section 8.11 (Limitation on Voluntary Payments, etc.).   Section 8.11 of the Credit Agreement is amended to (i)  delete clause (a)(ii)(z) in its entirety and replace it with the following:

(a)(ii)(z)                                    any provision of its Certificate of Incorporation or By Laws relating to any preferred or preference stock (other than the amendment and restatement of the Certificate of Incorporation effected at the Merger Effective Time to increase the authorized capital stock) or the Shareholders’ Agreement (other than to terminate such Shareholders’ Agreement at the Merger Effective Time) or the Borrower Stockholders’ Agreement (without the consent of the Agent).

and (ii) to add the following at the end of clause (b):

Notwithstanding the foregoing, the Holding Notes and Holding PIK Notes may be redeemed or acquired solely in exchange for the issuance of common stock of the Borrower in accordance with the terms of the Exchange Agreement at the Merger Effective Time.

2.9                                 Amendment to Section 11.5 (Notices).  Section 11.5 of the Credit Agreement is amended to change the address and facsimile for notices to the Agent and the Lenders to:

Deutsche Bank Trust Company Americas

222 South Riverside Plaza

Floor 29SE

Chicago, IL 60606
Attention:  Steven Friedlander
Facsimile:  312-537-1327

and for notices to the Borrower to:

Earle M. Jorgensen Company

10650 South Alameda Street

Lynwood, CA 90262

Attention:  William S. Johnson

Facsimile:  323-567-1034

3.                                       REPRESENTATIONS AND WARRANTIES OF THE BORROWER AND HOLDING.  In order to induce the Lenders and the Agent to enter into this Amendment, the Borrower and Holding represent and warrant to each Lender and the Agent that the following statements are true, correct and complete on the date hereof and will be true, correct and complete on the effective date of this Amendment:

3.1                                 Power and Authority.  Each of the Credit Parties has all corporate power and authority to enter into this Amendment and the Reorganization Documents and to carry out the transactions contemplated by, and to perform its obligations under or in respect of, this Amendment, the Credit Agreement as amended hereby and the Reorganization Documents.

3.2                                 Corporate Action.  The execution and delivery of this Amendment and the Reorganization Documents and the performance of the obligations of each Credit Party under or in respect thereof and of the Credit Agreement as amended hereby have been duly authorized by all necessary corporate action on the part of each of the Credit Parties.

3.3                                 No Conflict or Violation or Required Consent or Approval.  The execution and delivery of this Amendment and the Reorganization Documents and the performance of the obligations of each Credit Party under or in respect of this Amendment, the Credit Agreement as amended hereby and the Reorganization Documents do not and will not conflict with or violate (a) any provision of the articles or certificate of incorporation or bylaws or other governing documents of any Credit Party, (b) any Requirement of Law, (c) any order, judgment or decree of any court or other governmental agency binding on any Credit Party or any of its Subsidiaries, or (d) any indenture, agreement or instrument to which any Credit Party or any of its Subsidiaries is a party or by which any Credit Party or any of its Subsidiaries, or any property of any of them, is bound, and do not and will not require any consent or approval of any Person, except shareholder approval of the Merger Agreement and the Exchange Agreement and the filing of the certificate to effect the Merger.

3.4                                 Execution, Delivery and Enforceability.  This Amendment, the Reorganization Documents and the Credit Agreement as amended hereby have been duly executed and delivered by each Credit Party which is a party thereto and are the legal, valid and binding obligations of such Credit Party, enforceable in accordance with their terms, except as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting the rights of creditors generally.

3.5                                 No Default or Event of Default. No event has occurred and is continuing or will result from the execution and delivery of this Amendment or the execution, delivery and performance of the Reorganization Documents that would constitute a Default or an Event of Default.

3.6                                 No Material Adverse Effect.  No change or development which has had or is reasonably expected to have a Material Adverse Effect has occurred and is continuing.

3.7                                 Representations and Warranties.  Each of the representations and warranties contained in the Credit Documents is and will be true and correct in all material respects on and as of the date hereof and as of the effective date of this Amendment, except to the extent that such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects as of such earlier date.

4.                                       CONDITIONS TO EFFECTIVENESS OF THIS AMENDMENT.  This Amendment shall be effective only if and when signed by, and when counterparts hereof shall have been delivered to the Agent (by hand delivery, mail or telecopy) by, the Borrower, Holding and Required Lenders and only if and when each of the following conditions is satisfied:

4.1                                 No Default or Event of Default; Accuracy of Representations and Warranties. No Default or Event of Default shall exist and each of the representations and warranties made by the Credit Parties herein and in or pursuant to the Credit Documents shall be true and correct in all material respects as if made on and as of the date on which this Amendment becomes effective (except that any such representation or warranty that is expressly stated as being made only as of a specified earlier date shall be true and correct as of such earlier date).

4.2                                 Reorganization Documents.  The Credit Parties shall have entered into the Reorganization Documents, and received all consents and approvals to effect the Merger and the exchange pursuant to the Exchange Agreement.  Certified copies of the Reorganization Documents and copies of such consents and approvals shall have been delivered to the Agent.

4.3                                 Dissenters’ Rights.  Stockholders of Holding shall not have exercised dissenters’ or appraisal rights with respect to shares of the capital stock of Holding valued, in the aggregate, at more than $4,000,000 based on the respective values of each class of capital stock used to determine the merger consideration for Holding shares (namely $5.46 per share of common stock, $681.51 per share of Series A Preferred Stock and $1,027.96 per share of Series B Preferred Stock).

4.4                                 Opinion of Counsel.  If required by the Agent, the Borrower shall have delivered to the Agent opinion(s) of counsel in form and substance satisfactory to Agent and its counsel.

4.5                                 Expense Reimbursements.  The Borrower shall have paid all expense reimbursements due to the Agent pursuant to Section 11.10 of the Credit Agreement.

5.                                       EFFECT OF THIS AMENDMENT.  From and after the date on which this Amendment becomes effective, all references in the Credit Documents to the Credit Agreement shall mean the Credit Agreement as amended hereby.  Except as expressly amended hereby or waived herein, the Credit Agreement and the other Credit Documents, including the Liens granted thereunder, shall remain in full force and effect, and are hereby ratified and confirmed.

6.                                       APPLICABLE LAW.  THE VALIDITY, INTERPRETATIONS AND ENFORCEMENT OF THIS AMENDMENT AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AMENDMENT, WHETHER SOUNDING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAWS PROVISIONS OTHER THAN SECTION 5-1401

OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND DECISIONS OF THE STATE OF NEW YORK.

7.                                       COMPLETE AGREEMENT.  This Amendment sets forth the complete agreement of the parties in respect of any amendment to any of the provisions of any Credit Document or any waiver thereof.

8.                                       CATCHLINES AND COUNTERPARTS.  The catchlines and captions herein are intended solely for convenience of reference and shall not be used to interpret or construe the provisions hereof.  This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (including by telecopy), all of which taken together shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by a duly authorized officer as of the date first above written.

EARLE M. JORGENSEN HOLDING COMPANY, INC..

By:
Name:
Title:

EARLE M. JORGENSEN COMPANY.

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Agent

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as a Lender

By:
Name:
Title:

THE CIT GROUP/BUSINESS CREDIT, INC.
as a Lender

By:
Name:
Title:

CONGRESS FINANCIAL CORPORATION
as a Lender

By:
Name:
Title:

FLEET CAPITAL CORPORATION,
as a Lender

By:
Name:
Title:

FOOTHILL CAPITAL CORPORATION,
as a Lender

By:
Name:
Title:

GMAC COMMERCIAL CREDIT, LLC,
as a Lender

By:
Name:
Title:

LA SALLE NATIONAL BANK,
as a Lender

By:
Name:
Title:

MANUFACTURERS BANK,
as a Lender

By:
Name:
Title:

THE PROVIDENT BANK,
as a Lender

By:
Name:
Title: